Exhibit 10.1

PEBBLEBROOK HOTEL TRUST

AMENDMENT NO. 2 TO THE
PEBBLEBROOK HOTEL TRUST 2009 EQUITY INCENTIVE PLAN,
AS AMENDED AND RESTATED EFFECTIVE JULY 10, 2012

This Amendment No. 2 to the Pebblebrook Hotel Trust 2009 Equity Incentive Plan, as amended and restated effective July 10, 2012, as amended (the “Plan”), is adopted by the Board of Trustees of Pebblebrook Hotel Trust (the “Company”) on February 15, 2017. Capitalized terms used herein but not otherwise defined shall have the meaning given to such terms in the Plan.
The Plan is hereby amended as follows:
1. The second sentence of Section 4.04 of the Plan, entitled “Reallocation of Shares,” is hereby modified as follows:
“Any Common Shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligations pursuant to any award shall increase the number of Common Shares available for future grants or awards; provided that any Common Shares tendered or withheld to satisfy a tax withholding obligation at a rate above the minimum statutory federal, state, district and city tax rates shall not increase the number of Common Shares available for future grants or awards.”
2. Section 14.04 of the Plan, entitled “Withholding Taxes,” is hereby modified as follows:
“Each Participant shall be responsible for satisfying any income and employment tax withholding obligations attributable to participation in the Plan. Unless otherwise provided by the Agreement, any such tax withholding ~~tax~~ obligations may be satisfied in cash (including from any cash payable in settlement of an award of Performance Units, SARs, Incentive Awards or Other Equity-Based Award) or a cash equivalent acceptable to the Committee. ~~Any minimum s~~Statutory federal, state, district ~~or~~and city tax withholding ~~tax obligations~~ also may be satisfied (a) by surrendering to the Company Common Shares previously acquired by the Participant; (b) by authorizing the Company to withhold or reduce the number of Common Shares otherwise issuable to the Participant upon the exercise of an Option or SAR, the settlement of a Performance Unit award, Incentive Award or an Other Equity-Based Award (if applicable) or the grant or vesting of a Share Award; or (c) by any other method as may be approved by the Committee; provided that the amount withheld shall not exceed the lesser of (i) the amount calculated based on the maximum statutory tax rates then in effect and (ii) the amount above which would require classifying and accounting for the award as a liability under Financial Accounting Standards Board Accounting Standards Classification Topic 718 or any successor accounting standard applicable to the Company.”